EXHIBIT 99.2

I, Joseph Saporito, certify, to the best of my knowledge, that: the attached Annual Report on Form 11-K of Carriage Services 401 (k) Plan for the year ending December 31, 2002 (“Form 11-K”) fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended; and the information contained in the Form 11-K fairly presents, in all material respects, the net assets and the change in net assets of the 401 (k) Plan of Carriage Services, Inc.

June 23, 2003

/s/ Joseph Saporito
Joseph Saporito
Senior Vice President and Chief Financial Officer